                       [FIRST BANCTRUST CORPORATION LOGO]
                           First BancTrust Corporation
                           ---------------------------
                            101 South Central Avenue
                                 Paris, IL 61944
                                 (217) 465-6381


For Further Information:

Terry J. Howard
President and Chief Executive Officer
(217) 465-0260

FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1


            FIRST BANCTRUST CORPORATION REPORTS FIRST QUARTER RESULTS
                                       AND
                    DECLARES REGULAR QUARTERLY CASH DIVIDEND

                       - LOAN GROWTH CONTINUES
                       - NET INTEREST INCOME DECLINES
                       - NET NONINTEREST EXPENSE IMPROVES


PARIS, ILLINOIS, MAY 11, 2007--First BancTrust Corporation (NASDAQ: FBTC), noting increasing pressure on interest margins resulting from the inverted interest rate yield curve, today reported first-quarter net income of $167,000, or 7 cents per diluted share, compared with $227,000, or 10 cents per diluted share, a year earlier.

Terry J. Howard, president and chief executive officer, said, "Our efforts to increase core deposits during the quarter were successful. However, competition for all deposits also increased in a period of time during which the interest yield curve remained inverted. The increase in earnings achieved from continued loan growth was surpassed by the acceleration in the cost of funds this quarter. Even though our asset quality continues to improve overall, we increased our provision for loan losses to accommodate growth and write downs of specific existing assets. Noninterest income increased over the same period last year as a result of increased service fees from our expanding deposit base. Noninterest expenses were lower than the same quarter last year even though we have added two new branches and completed the renovation and expansion of our headquarters and main office."

ENHANCED MARKET PRESENCE

"We continued our expansion in Champaign County with the acquisition of our second branch in Rantoul in December of last year. This followed the opening of a new branch in Martinsville in Clark County in May, 2006. These two new locations enhance our presence in those two distinct markets. The network of locations and services we now offer allows us to compete more effectively for new business in all of our market areas. Although we are disappointed with the operating results of the quarter just ended, we anticipate that all of our long-term goals for each of our branches and the Company will be met", said Howard.

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NET INTEREST, NONINTEREST INCOME

Net interest income for the first quarter was $1.9 million compared with $2.0 million a year earlier. The Company's net interest margin declined to 2.89 percent from 3.31 percent. The primary factor in this decline was that the increase in the average rates paid for interest-bearing liabilities was 46 basis points greater than the increase in the average rate earned on interest bearing assets.

Noninterest income increased to $850,000 from $785,000, primarily the result of increases in customer service fees and other fees partially offset by reductions in loan servicing and brokerage fees.

Noninterest expense decreased slightly to $2.46 million from $2.49 million, with decreases in compensation expense, professional fees, and other operating expenses being partially offset by increases in net occupancy expense, data processing expense, and equipment expense. The increases in these three areas were primarily the result of expanding by two additional service locations and the completion of the renovation and expansion of the headquarters and main office.

ASSETS AND DEPOSITS BOTH DECREASE SLIGHTLY

Total assets at March 31, 2007, decreased to $299.2 million from $311.1 million at December 31, 2006. The decrease in assets was primarily due to a reduction in cash and investments resulting from decreases in time deposits partially offset by an increase in Savings, NOW, and Money Market deposit accounts and FHLB Advances. Deposits decreased to $223.7 million from $242.6 million. The Company had anticipated this decline which resulted from the maturity of jumbo certificates of deposit not re-issued in the secondary market. First BancTrust's net loan portfolio increased to $194.2 million from $185.4 million.

"We continue to grow our loan portfolio while working to improve our operating efficiency. We are committed to enhancing our residential lending portfolio, our agricultural loan portfolio, and our commercial real estate portfolio with a strong presence in all of our market areas. We will continue our efforts to increase our core deposit base as our foundation for long-term profitable growth overall." Howard said.

REGULAR QUARTERLY CASH DIVIDEND DECLARED

The Company also announced that its board of directors has declared a regular quarterly cash dividend of 6 cents per common share, payable June 14, 2007 to stockholders of record at the close of business on June 1, 2007. This is the 23rd consecutive quarterly dividend the Company has paid.

ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch offices in Marshall, Savoy, Martinsville, and Rantoul Illinois. On March 31, 2007, the Company had $299.2 million of total assets, $272.6 million of total liabilities and $26.6 million of stockholders' equity.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


                              ... TABLES FOLLOW ...

                           FIRST BANCTRUST CORPORATION
                             SELECTED FINANCIAL DATA
                   (In thousands of dollars except share data)


                                                                        3/31/07       12/31/2006
                                                                      (unaudited)
-------------------------------------------------------------------------------------------------
BALANCE SHEET DATA

Cash and cash equivalents                                                 10,008          28,791
Investment securities                                                     68,198          69,295
FHLB stock                                                                 3,749           3,749
Loans held for sale                                                          340             836
Loans, net of allowance for loans losses of $2,222 and $2,222            194,168         185,444
Deposits                                                                 223,732         242,603
FHLB Advances and other borrowings                                        40,300          32,800
Junior subordinated debentures                                             6,186           6,186
Stockholders' equity                                                      26,545          26,656

Book value per common share                                           $    11.57      $    11.50

-------------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS                                                     THREE MONTHS ENDED
                                                                       3/31/2007       3/31/2006
                                                                      -----------     -----------
                                                                      (unaudited)     (unaudited)
Interest Income                                                       $    4,323      $    3,774
Interest Expense                                                           2,399           1,757

Net Interest Income                                                   $    1,924      $    2,017

Provision for Loan Losses                                                    132              45
Noninterest Income                                                           850             785
Noninterest Expense                                                        2,464           2,489

Income Before Income Tax                                                     178             268
Income Tax Expense                                                            11              41

Net Income                                                            $      167      $      227

SHARE DATA
----------
Weighted Avg. Shares Out. - Basic                                      2,196,706       2,205,681
Weighted Avg. Shares Out. - Diluted                                    2,286,878       2,329,077

Basic Earnings per Share                                              $     0.08      $     0.10
Diluted Earnings per Share                                            $     0.07      $     0.10

RATIOS BASED ON NET INCOME
--------------------------
Return on Average
 Stockholders' Equity                                                       2.51%           3.48%
 Return on Average Assets                                                   0.22%           0.33%


Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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